Exhibit 99.1

Radian Appoints Anne Leyden to Board of Directors

WAYNE, Pa.--(BUSINESS WIRE)--August 7, 2023--Radian Group Inc. (NYSE:RDN) today announced that Anne Leyden has been appointed to serve on its Board of Directors. Anne is a senior human capital management executive with broad consumer and business-to-business leadership experience in the financial services and consumer credit sectors.

“Anne is an extremely talented leader and strategist, and we are very pleased to welcome her to the Radian Board,” said Radian Board Chairman Howard B. Culang. “Throughout her career, Anne has demonstrated an impressive ability for developing high-performing teams, processes and strategies, and we look forward to benefiting from her expertise as we continue to build long-term stockholder value.”

“From forward-thinking People policy development to successful approaches for growing businesses and acquisition integration, Anne brings a valuable array of skills and experience that will complement our Board’s existing expertise during this exciting phase for the company,” said Radian Chief Executive Officer Rick Thornberry. “Our People are the Difference is a core value for Radian and our thoughtful and independent Board is deeply committed to ensuring that we support and maximize our talent in the pursuit of our mission to provide affordable, sustainable and equitable homeownership – and we know Anne will help us do even more to further that objective.”

About Anne Leyden

Anne Leyden, 62, served from 2014 until 2021 as Executive Vice President, Chief Human Resources Officer for TransUnion (NYSE:TRU), a consumer credit reporting agency and a global information and insights company operating in 30 countries with more than $3 billion in annual revenues. During her tenure, she built and executed the talent, leadership, culture, and employee engagement strategies that supported the company through its IPO and a period of growth that saw its revenues and employee population double. Working with the Board, Leyden established executive compensation programs and succession planning processes. She also introduced leadership development programming, DEI strategies and reporting, and supported the integration of strategic acquisitions and the evolution of the global operating model.

Prior to joining TransUnion, Leyden spent 18 years in various roles at JPMorgan Chase (NYSE:JPM) and Bank One (before its acquisition by JPMorgan Chase), including as Senior Vice President and Head of HR for JPMorgan’s Retail Financial Services division, which included its nationwide Mortgage, Retail Banking, Auto and other Consumer Lending organizations. During her HR leadership tenure, the retail organization grew to include nearly 122,000 employees and generated more than $30 billion in revenues.

Leyden earned a bachelor’s degree in Human Development from Colorado State University, where she graduated Phi Beta Kappa.

About Radian

Radian Group Inc. (NYSE: RDN) is ensuring the American dream of homeownership responsibly and sustainably through products and services that include industry-leading mortgage insurance and a comprehensive suite of mortgage, risk, title, valuation, asset management and other real estate services. We are powered by technology, informed by data and driven to deliver new and better ways to transact and manage risk. Visit radian.comand homegenius.com to learn more about how Radian and its pioneering homegenius platform are building a smarter future for mortgage and real estate services.

Contacts

For Investors:
John Damian - Phone: 215.231.1383
email: john.damian@radian.com

For the Media:
Rashi Iyer - Phone 215.231.1167
email: rashi.iyer@radian.com